Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

AmpliPhi Biosciences Reports First Quarter 2017 Financial Results

and Provides Business Highlights

Conference call begins at 4:30 p.m. ET today

San Diego (May 15, 2017) – AmpliPhi Biosciences Corporation (NYSE MKT: APHB), a leader in the development of therapies for antibiotic-resistant infections using bacteriophage technology, announces financial results for the quarter ended March 31, 2017 and provides business highlights.

“We are enthusiastic about our new strategic emphasis on utilizing proprietary bacteriophage technology to develop personalized precision phage therapies for patients who suffer from serious or life-threatening multidrug-resistant (MDR) bacterial infections and have limited or no satisfactory treatment options,” said M. Scott Salka, CEO of AmpliPhi Biosciences. “Our technology is well suited for precision medicine in infectious diseases due to its highly selective spectrum of activity, potential efficacy against MDR bacteria and inherent flexibility, which provides us with the ability to rapidly manufacture customized therapies. What’s more, phage kill bacteria differently than do conventional antibiotics, so phage therapy can be synergistic with antibiotics, as demonstrated by a number of clinical cases and preclinical studies.”

The new strategic emphasis on personalized medicine builds upon AmpliPhi’s prior successes in developing tailored bacteriophage therapies under emergency investigational new drug applications, including for a critically ill, comatose patient with an MDR Acinetobacter baumannii (A. baumannii) infection and for a patient with an MDR Pseudomonas aeruginosa (P. aeruginosa) infection in the bladder. AmpliPhi believes that treatment with its phage cocktails could start within as little as a few days of receiving patient samples in the case of more common infections or approximately two weeks for less common pathogens.

“Our objective is to provide targeted phage therapies under applicable compassionate-use guidelines for at least 10 patients by the end of 2017, in collaboration with leading hospitals and key opinion leaders,” said Dr. Igor Bilinsky, COO of AmpliPhi. “We expect data from these cases to provide further validation of the clinical utility of our therapeutic approach and to support discussions with the U.S. Food and Drug Administration (FDA) on defining a potential path to market approval for personalized precision phage therapies. We view this path as the most rapid and cost-efficient one for demonstrating clinical validation.”

“We are exceptionally pleased to have closed an equity financing last week, which we expect will provide sufficient capital to fund operations under our new strategic emphasis into mid-2018,” said Salka. “In parallel, we are seeking opportunities to advance our chronic rhinosinusitis (CRS) and preclinical cystic fibrosis (CF) programs, potentially through partnerships and/or non-dilutive funding.”

First Quarter 2017 and Recent Business Highlights

•	Announced positive feedback from a Type B meeting with the FDA on a detailed development proposal to commence a Phase 2 trial with AmpliPhi’s proprietary bacteriophage cocktail, AB-SA01, for the treatment of antibiotic-resistant Staphylococcus aureus (S. aureus) infections in patients with CRS. In the official meeting minutes, the FDA “acknowledged that phage therapy is an exciting approach to treatment of multidrug-resistant organisms and expressed a commitment to addressing the unique regulatory challenges that might arise during product development.”

•	Hired Igor P. Bilinsky, Ph.D. as Senior Vice President and Chief Operating Officer. Dr. Bilinsky brings nearly two decades of experience as a life sciences executive and consultant, and broad experience in strategic planning, operational and entrepreneurial management at biopharmaceutical companies.

•	Formed a Scientific Advisory Board and named Timothy K. Lu, M.D., Ph.D. as Chairman of the SAB. Dr. Lu heads the Massachusetts Institute of Technology’s Synthetic Biology Group in the Research Laboratory of Electronics, where he applies proprietary engineering techniques to biological systems, including bacteriophages, to address global concerns such as the growing incidence of antibiotic resistance.

•	Announced the oral presentation of a case study highlighting the successful treatment of a critically ill patient with A. baumannii by Dr. Biswajit Biswas of the U.S. Navy’s Medical Research Center-Biological Defense Research Directorate (NMRC-BDRD in Frederick, Maryland) at the Centennial Celebration of Bacteriophage Research Institut Pasteur in Paris.

•	Announced two presentations at the 2017 Australian Society of Otolaryngology Head and Neck Surgery Meeting, including an oral presentation of Phase 1 clinical trial results evaluating the safety, tolerability and preliminary effectiveness of AB-SA01 in patients with CRS associated with S. aureus infection and a poster presentation demonstrating in vitro AB-PA01’s broad activity footprint against P. aeruginosa clinical isolates.

•	Presented two oral presentations at the Solutions for Drug-Resistant Infections Meeting in Brisbane, Australia, including results from preclinical and clinical trials supporting the potential for phage therapy to address the rising tide of antibiotic-resistant infections and data from the Phase 1 study showing that AB-SA01 in CRS patients with active S. aureus infection was safe, well-tolerated and, among other preliminary signals of efficacy, decreased S. aureus bacterial load in all nine patients.

First Quarter 2017 Results and Recent Financial Highlights

•	On May 10, AmpliPhi announced the closing of an underwritten public offering. Total proceeds to AmpliPhi from the offering were approximately $9.1 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by AmpliPhi. Considering AmpliPhi’s current cash resources and the proceeds received from the May 2017 offering, AmpliPhi believes its cash resources will be sufficient to fund its planned operations until the end of the second quarter of 2018.

•	Research and development expenses for the first quarter of 2017 were $1.5 million, a decrease of $0.5 million from $2.0 million for the first quarter of 2016, primarily due to $0.4 million in expenses recorded in connection with assets acquired with Novolytics in January 2016.

•	General and administrative expenses for the first quarter of 2017 were $1.9 million compared with $2.6 million for the same period of 2016. The decrease was attributable to a $0.5 million reduction in compensation expense primarily related to non-cash stock-based compensation and $0.2 million for legal fees and professional recruitment fees in the prior-year quarter.

•	AmpliPhi recorded a gain for the first quarter of 2017 of $114,000 related to the change in the fair value of derivative liabilities. AmpliPhi recorded a gain for the first quarter of 2016 of $1.4 million related to the change in the fair value of its Series B preferred stock derivative liability.

•	Net loss attributable to common stockholders for the first quarter of 2017 was $3.2 million, or $1.94 per share, compared with a net loss for the first quarter of 2016 of $4.8 million, or $8.22 per share.

•	Cash and cash equivalents were $2.2 million as of March 31, 2017, compared with $5.7 million as of December 31, 2016.

•	Effective on April 24, 2017, AmpliPhi implemented a 1-for-10 reverse split of its outstanding common stock.

Conference Call and Webcast

As previously announced, AmpliPhi will hold a business highlights conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call dial-in number is (877) 866-5534 for domestic callers and (346) 406-0930 for international callers, and the passcode is 20313217. A live webcast of the call will be available on the Investor Relations section of www.ampliphibio.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use passcode 30920092 to access the recording. A webcast replay will be available on the Investor Relations section of www.ampliphibio.com for 30 days, beginning approximately two hours after the completion of the call.

About Bacteriophages

Bacteriophages, or more simply “phages,” are the natural predators of bacteria and are the most abundant life form on earth. Over eons, phages have evolved an incredible diversity of specialist strains that typically prey upon just one strain of bacteria, enabling phage therapies to precisely target pathogenic bacteria while sparing the beneficial microbiota. Phages can infect and kill bacteria, whether they are antibiotic-resistant or not, and even when they have formed protective biofilms.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a biotechnology company pioneering the development of therapies for antibiotic-resistant infections using bacteriophage-based technology. In May 2017, AmpliPhi announced a new strategic emphasis on developing precisely targeted and personalized bacteriophage therapies for patients with serious or life-threatening antibiotic-resistant infections. AmpliPhi has reported results from two Phase 1 clinical trials of AB-SA01, one for the treatment of S. aureus in CRS patients (safety and preliminary efficacy) and one to evaluate the safety of AB-SA01 when administered topically to the intact skin of healthy adults.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics, the potential benefits of phage therapy, AmpliPhi’s development of bacteriophage-based therapies, AmpliPhi’s personalized phage therapies strategy, including the expected benefits therefrom and the target number of patients to be treated under compassionate-use guidelines in 2017. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in these forward-looking statements are risks and uncertainties associated with AmpliPhi’s business and financial condition and the other risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, and AmpliPhi’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

At the Company:

Matthew Dansey

AmpliPhi Biosciences

(858) 800-4869

md@ampliphibio.com

Investor Relations:

Jody Cain

LHA

(310) 691-7100

jcain@lhai.com

Tables Follow

AmpliPhi Biosciences Corporation
Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$2,202,000	$5,711,000
Accounts receivable, prepaids and other current assets	358,000	644,000
Total current assets	2,560,000	6,355,000
Property and equipment, net	982,000	1,072,000
Intangible assets, net	10,760,000	10,768,000
Total assets	$14,302,000	$18,195,000

Liabilities and stockholders’ equity
Total current liabilities	$2,876,000	$3,580,000
Derivative liabilities	2,329,000	2,443,000
Deferred tax liability	2,449,000	2,449,000
Total liabilities	7,654,000	8,472,000

Stockholders’ equity	6,648,000	9,723,000
Total liabilities and stockholders’ equity	$14,302,000	$18,195,000

AmpliPhi Biosciences Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue	$29,000	$106,000
Operating expenses:
Research and development	1,490,000	1,980,000
General and administrative	1,898,000	2,644,000
Total operating expenses	3,388,000	4,624,000
Loss from operations	(3,359,000)	(4,518,000)
Other income (expense):
Change in fair value of derivative liabilities	114,000	1,406,000
Other expense, net	(1,000)	-
Total other income, net	113,000	1,406,000
Net loss	(3,246,000)	(3,112,000)
Accretion of Series B redeemable convertible preferred stock	-	(1,725,000)
Net loss attributable to common stockholders	$(3,246,000)	$(4,837,000)
Net loss per share of common stock - basic & diluted	$(1.94)	$(8.22)
Weighted average number of shares of common stock outstanding - basic & diluted	1,677,497	588,350

AmpliPhi Biosciences Corporation
Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(3,246,000)	$(3,112,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	(114,000)	(1,406,000)
Stock-based compensation	171,000	816,000
Warrants expensed to in-process research and development	-	204,000
Depreciation and amortization	85,000	73,000
Other non-cash adjustments	18,000	8,000
Changes in operating assets and liabilities, net	(213,000)	332,000
Net cash used in operating activities	(3,299,000)	(3,085,000)
Investing activities:
Purchases of property and equipment	(5,000)	(112,000)
Net cash used in investing activities	(5,000)	(112,000)
Financing activities:
Other financing activities	(205,000)	-
Net cash used in financing activities	(205,000)	-
Net decrease in cash and cash equivalents	(3,509,000)	(3,197,000)
Cash and cash equivalents, beginning of period	5,711,000	9,370,000
Cash and cash equivalents, end of period	$2,202,000	$6,173,000